TRAC Intermodal Reports Second Quarter 2013 Earnings

PRINCETON, N.J., Aug. 7, 2013 /PRNewswire/ -- TRAC Intermodal LLC, the largest provider of intermodal chassis in North America, will present its second quarter earnings and financial results on Thursday, August 8, 2013 at 9:00 a.m. Eastern Daylight Time. Dial in information for the conference call can be accessed as follows:

https://cossprereg.btci.com/prereg/key.process?key=PPVVDBFQG

Presentation materials to be used by management on the conference call are available on the Company's website. The Company's financial statements are attached as an exhibit to this press release. An on-demand audio replay of the conference call will also be available on the Company's website within 24 hours of the call. This earnings announcement, as well as additional detailed financial information, is contained in the "Investors" section of the Company's website at www.tracintermodal.com and on Form 8-K furnished to the Securities and Exchange Commission.

About TRAC Intermodal

TRAC Intermodal is the world's largest provider of marine and domestic chassis, measured by total assets, operating throughout the United States, Canada and Mexico. TRAC Intermodal provides long term chassis leasing and short term rentals through extensive chassis pool programs and pool/fleet management through the utilization of its proprietary PoolStat® system. TRAC Intermodal's fleet consists of approximately 300,000 chassis. TRAC Intermodal has a broad operating footprint with 546 marine, 154 domestic and 64 depot locations across North America and is the leader in providing chassis solutions to the intermodal industry.

Forward Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are statements other than statements of historical fact and are often characterized by the use of words such as "believes," "expects," "estimates," "projects," "may," "will," "intends," "plans" or "anticipates," or by discussions of strategy, plans or intentions. All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the following: the volume of world trade due to economic, political, or other factors; increased operating costs; increased regulatory costs; defaults by our customers; and, the demand for chassis. More information about potential factors that could affect our business and financial results is included in our filings with the SEC, including in our Quarterly Report to be filed on Form 10-Q, Current Reports on Form 8-K and our Registration Statement on Form S-4. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

FOR MORE INFORMATION:

Investor Relations:
Blake Morris
bmorris@tracintermodal.com
+1 609.986.0270

Media Requests:
David Hamm
dhamm@tracintermodal.com
+1 609.986.0260

TRAC Intermodal LLC
211 College Rd East
Princeton, NJ 08540
www.tracintermodal.com

Exhibit - Financial Statements

TRAC Intermodal LLC and Subsidiaries Consolidated Balance Sheets (Unaudited) (Dollars in Thousands)

	June 30,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$ 6,359	$ 26,556
Accounts receivable, net of allowance of $10,420 and $7,325, respectively	106,086	80,620
Net investment in direct finance leases	28,074	40,729
Leasing equipment, net of accumulated depreciation of $334,962 and $309,010 respectively	1,382,574	1,325,383
Fair value of derivative instruments	4,610	—
Goodwill	251,907	251,907
Other assets	45,860	43,268
Total assets	$ 1,825,470	$ 1,768,463

Liabilities and member's interest
Liabilities:
Accounts payable	$ 15,224	$ 10,270
Accrued expenses and other liabilities	40,033	37,045
Deferred income	73	275
Deferred income taxes	77,909	73,569
Debt and capital lease obligations:
Due within one year	38,115	25,884
Due after one year	1,108,128	1,082,513
Total debt and capital lease obligations	1,146,243	1,108,397
Total liabilities	1,279,482	1,229,556

Commitment and contingencies	—	—

Member's interest:
Member's interest	589,299	590,883
Accumulated other comprehensive loss	(43,311)	(51,976)
Total member's interest	545,988	538,907
Total liabilities and member's interest	$ 1,825,470	$ 1,768,463

TRAC Intermodal LLC and Subsidiaries Consolidated Statements of Operations (Unaudited) (Dollars in Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues:	2013	2012	2013	2012
Equipment leasing revenue	$ 111,967	$ 86,082	$ 219,514	$ 169,302
Finance revenue	808	1,323	1,818	2,698
Other revenue	14,257	8,413	23,599	17,014
Total revenues	127,032	95,818	244,931	189,014

Expenses:
Direct operating expenses	73,193	50,590	134,196	94,909
Selling, general and administrative expenses	13,747	11,847	27,261	23,044
Depreciation expense	17,689	16,477	34,963	33,001
Provision for doubtful accounts	2,551	698	4,707	1,813
Impairment of leasing equipment	431	617	2,564	1,992
Loss on modification and extinguishment of debt	248	128	895	149
Interest expense	22,688	15,820	45,410	31,963
Interest income	(269)	(6)	(271)	(21)
Other income, net	(1,192)	(415)	(1,990)	(551)
Total expenses	129,086	95,756	247,735	186,299

(Loss) income before (benefit) provision for income taxes	(2,054)	62	(2,804)	2,715
(Benefit) provision for income taxes	(821)	26	(1,136)	1,154
Net (loss) income	$ (1,233)	$ 36	$ (1,668)	$ 1,561

TRAC Intermodal LLC and Subsidiaries Consolidated Statements of Cash Flows (Unaudited) (Dollars in Thousands)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities
Net (loss) income	$ (1,668)	$ 1,561
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	35,084	33,229
Provision for doubtful accounts	4,707	1,813
Amortization of deferred financing fees	3,035	1,404
Loss on modification and extinguishment of debt	895	149
Derivative loss reclassified into earnings	10,248	1,580
Ineffective portion of cash flow hedges	(40)	20
Impairment of leasing equipment	2,564	1,992
Stock based compensation	533	879
Deferred income taxes	(947)	960
Other, net	(1,253)	(184)
Changes in assets and liabilities:
Accounts receivable	(30,173)	(8,716)
Other assets	(2,241)	(651)
Accounts payable	4,954	3,354
Accrued expenses and other liabilities	2,779	2,490
Deferred income	(202)	(509)
Net cash provided by operating activities	28,275	39,371

Cash flows from investing activities
Proceeds from sale of leasing equipment	5,036	1,538
Collections on net investment in direct finance leases, net of interest earned	2,861	3,885
Purchase of leasing equipment	(88,726)	(16,209)
Purchase of fixed assets	(2,339)	(430)
Net cash used in investing activities	(83,168)	(11,216)

Cash flows from financing activities
Proceeds from long-term debt	86,000	10,765
Repayments of long-term debt	(48,824)	(42,237)
Cash paid for debt issuance fees	(1,769)	(261)
Capital contribution from parent	—	3,334
Investment in parent	—	(3,334)
Repurchase of shares from employees	(470)	(277)
Net cash provided by (used in) financing activities	34,937	(32,010)

Effect of changes in exchange rates on cash and cash equivalents	(241)	(6)
Net decrease in cash and cash equivalents	(20,197)	(3,861)
Cash and cash equivalents, beginning of year	26,556	29,005
Cash and cash equivalents, end of year	$ 6,359	$ 25,144
Supplemental disclosures of cash flow information
Cash paid for interest	$ 32,845	$ 28,867
Cash paid (refunded) for taxes, net	$ 28	$ (938)